Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of T Stamp Inc. on Form S-1 of our report dated March 30, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of T Stamp Inc. as of December 31, 2022 and for the year then ended, which report appears in this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

Marcum LLP

Marlton, New Jersey

June 1, 2023